UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2025 (October 16, 2025)

INTERNATIONAL FLAVORS & FRAGRANCES INC.
(Exact Name of Registrant as Specified in its Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 West 57th Street New York, New York	10019

200 Powder Mill Road Wilmington, Delaware	19803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 765-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value 12 1/2¢ per share	IFF	New York Stock Exchange
1.800% Senior Notes due 2026	IFF 26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the previously disclosed Cooperation Agreement between International Flavors & Fragrances Inc. (the “Company”) and certain persons and entities collectively referred to as the Icahn Group (the “Icahn Group”), dated February 1, 2023 (the “Cooperation Agreement”), Icahn Capital LP (“Icahn Capital”) has requested that Mr. Brett Icahn replace Mr. Vincent Intrieri as the Icahn Designee director. Mr. Intrieri stepped down from the Company’s board of directors (the “Board”) on October 20, 2025.

In addition, Ms. Margarita Paláu-Hernández also stepped down from the Board on October 20, 2025. Dr. Richard Mulligan replaces Ms. Paláu-Hernández, pursuant to the Cooperation Agreement, as an independent director that is mutually acceptable to the Board and the Icahn Group.

Each of Mr. Intrieri and Ms. Paláu-Hernández advised the Company that his and her respective departures from the Board did not result from any disagreement with the Company, its management or the Board on any matter, whether related to the Company’s operations, policies, practices or otherwise.

On October 20, 2025, the Company announced that each of Mr.  Brett Icahn and Dr. Richard Mulligan has been appointed to its Board, effective immediately. Mr. Icahn has been named to the Board’s Audit Committee and Transaction Committee, and Dr. Mulligan has been named to the Board’s Innovation Committee.

Brett Icahn, 45, is an investor and portfolio manager at Icahn Capital, a subsidiary of Icahn Enterprises. Icahn Enterprises is a diversified holding company engaged in a wide range of sectors, including investment, automotive, energy, food packaging, real estate, and home fashion. Since October 2020, Mr. Icahn has played a leading role in managing the investment strategy for Icahn Capital. He currently serves on the boards of SandRidge Energy, Inc. and CVR Energy. In the last five years, Mr. Icahn has previously served on the boards of Icahn Enterprises LP, Bausch Health Companies Inc., Bausch + Lomb Corporation, Dana Inc. and Newell Brands Inc. He has also previously served on the boards of American Railcar Industries, Inc., Cadus Corporation, Nuance Communications, Inc., Take-Two Interactive Software Inc., The Hain Celestial Group, Inc., and Voltari Corporation (previously known as Motricity Inc.).

Richard Mulligan, Ph.D., 71, is currently the Mallinckrodt Professor of Genetics, Emeritus, at Harvard Medical School, and served as Visiting Scientist at the Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology (MIT) from March 2017 to February 2021. From March 2017 to October 2018, Dr. Mulligan served as Portfolio Manager at Icahn Capital, an investment management firm, and from May 2013 to December 2016, he served as Founding Partner and Senior Managing Director of Sarissa Capital Management LP, a registered investment advisor. From 1996 to 2013, Dr. Mulligan served as the Mallinckrodt Professor of Genetics at Harvard and Director of the Harvard Gene Therapy Initiative. Prior to that, he served as Professor of Molecular Biology at MIT and a member of the Whitehead Institute for Biomedical Research. Dr. Mulligan’s honors include the MacArthur Foundation Genius Prize, the Rhodes Memorial Award of the American Association for Cancer Research, the ASMB-Amgen Award, and the Nagai Foundation International Prize. Dr. Mulligan received his Ph.D. in Biochemistry from the Stanford University School of Medicine and his B.S. from MIT. Dr. Mulligan has been a member of the board of Sana Biotechnology, Inc., a public biotechnology company, since November 2018 and served as Vice Chairman since April 2022, and serves on the board of Bausch Health Companies Inc., a public pharmaceutical company, since 2022. He previously served as a director of Biogen Inc., a public biotechnology company, from June 2009 to June 2023.

The Board has determined that each of Mr. Icahn and Dr. Mulligan qualifies as an independent director under the applicable rules and regulations of the New York Stock Exchange and the Company’s Board independence requirements.

Other than the Cooperation Agreement, there is no arrangement or understanding between either Mr. Icahn or Dr. Mulligan and any other persons, pursuant to which Mr. Icahn or Dr. Mulligan was appointed to serve on the Board. Additionally, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which either Mr. Icahn or Dr. Mulligan had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Each of Mr. Icahn and Dr. Mulligan will participate in the non-employee director compensation arrangements described in the Company’s 2024 Proxy Statement, which was filed with the Securities and Exchange Commission on March 18, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Steve Landsman
Name:	Steve Landsman
Title:	Executive Vice President, General Counsel

Date: October 22, 2025